KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arbutus Biopharma Corporation
We consent to the use of our report dated March 7, 2019, with respect to the consolidated balance sheets of Arbutus Biopharma Corporation as of December 31, 2018 and December 31, 2017 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.
Our report on the consolidated financial statements refers to changes in accounting policies for revenue in 2018 due to the adoption of ASC 606 – Revenue from Contracts with Customers.

/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
August 9, 2019

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.